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Exhibit 5.2

Concordia Bus Nordic AB (publ)
Solna Strandväg 78
SE-171 54 Solna
Sweden

July 9, 2004

Dear Sirs,

        We have acted as your special Swedish counsel in connection with the registration under the United States Securities Act of 1933 (the "Securities Act") of EUR 130,000,000 9.125% Senior Secured Notes due August 1, 2009 (the "Exchange Notes") of Concordia Bus Nordic AB (publ), a company with limited liability organised under the laws of Sweden (the "Issuer"). The Exchange Notes will be issued pursuant to an indenture, dated as of January 22, 2004 (the "Indenture"), by and among the Issuer and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), and a registration statement on Form F-4 (the "Registration Statement") will be filed with the U.S. Securities and Exchange Commission.

        We have examined such certificates, corporate records and other documents, and such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, we advise you that, in our opinion:

  (a)
  the Indenture (including the guarantees of the Exchange Notes contained therein) has been duly authorised, executed and delivered by each of the Issuer and each Guarantor and—assuming that the Indenture constitutes a valid and legally binding instrument under the laws of the State of New York—represents a valid and binding obligation of each of the Issuer and each Guarantor;

  (b)
  when (i) the Registration Statement has become effective under the Securities Act and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, they will—assuming that the Exchange Notes constitute valid and legally binding obligations under the laws of the State of New York—constitute valid and legally binding obligations of the Issuer;

  (c)
  under Swedish law, payments of any principal amount or interest to a beneficial owner of an Exchange Note that is (i) an individual who is not a resident of Sweden and who has no connection to Sweden under Swedish law other than his or her investment in the Exchange Notes, or (ii) an entity not organized under the laws of Sweden (each referred to as a "Non-Swedish Holder"), will not be subject to Swedish income tax unless the Non-Swedish Holder carries on a trade or business in Sweden where the payments of principal or interest are attributable to a permanent establishment;

  (d)
  under Swedish law a Non-Swedish Holder will not be subject to Swedish inheritance or gift tax unless the Non-Swedish Holder (i) at the time of his or her death or the gift was a citizen of Sweden or was married to a Swedish citizen and (ii) the Non-Swedish Holder was a resident of Sweden at any time within ten years preceding his or her death, or the time of receipt of the gift, respectively;

  (e)
  under Swedish law an Exchange Note held by a Non-Swedish Holder will not be subject to Swedish wealth tax;

  (f)
  Swedish law does not impose withholding tax on payments of principal or interest to a Non-Swedish Holder of any Exchange Notes; and

  (g)
  under Swedish law, capital gains realized on a sale of an Exchange Note by a Non-Swedish Holder will not be subject to Swedish income tax unless the Non-Swedish Holder carries on a trade or business in Sweden where the capital gains are attributable to a permanent establishment.

        The foregoing opinion is subject to any limitation and qualification generally applicable under Swedish substantive and procedural law and to the following reservations:

  (a)
  anything contained in this opinion is subject to all limitations resulting from bankruptcy, insolvency, liquidation, reorganisation and similar laws affecting the rights of creditors generally;

  (b)
  whether the performance of a specific undertaking entered into by a Swedish limited liability company will contravene the provision on prohibited loans and guarantees (Chapter 12, Section 7 of the Swedish Companies Act) or the provision on distribution of assets (Chapter 12, Section 2 of the Swedish Companies Act) may depend on (i) with respect to Chapter 12, Section 7, whether such company making the undertaking is within the same group of companies as the debtor, i.e. a group having a Swedish parent company, in which case a guarantee can be granted provided that it does not finance or secure the financing of an acquisition of shares in itself or in any other company within the group, and (ii) with respect to Chapter 12, Section 2, whether it was made for business reasons so as to involve corporate benefit for the company, the absence of which will have the effect that the performance of the undertaking, or part thereof, will contravene such provision to the extent that it would result in a payment, or value of security given or obligation undertaken, exceeding the company's distributable profits; upon such contravention such payment, security or undertaking would be invalid and any payment made would be subject to recovery at least to the extent of such contravention; we do not however express any opinion as to whether the Parent or any of the Swedish Guarantors can derive corporate benefit by entering into the Documents other than as directly reflected by their own borrowings; it is noted that corporate benefit is generally considered to be at hand for a company giving a guarantee to the extent that the borrowings guaranteed are used in the business of the company, or the company is paid an adequate compensation (considering the risks involved, the solvency of the primary obligor and all other relevant circumstances) for giving the guarantee;

        The opinion expressed herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters in connection with the Agreements.

        This opinion is limited to matters of Swedish law as presently in force without regard to any provision of law of any other jurisdictions which could have an implication on the matters referred to herein, and no opinion is expressed or should be read as extending by implication or otherwise as to the laws of any other jurisdiction.

        This opinion is rendered in the Kingdom of Sweden and shall be, and is given on the condition that it shall be, governed by and construed in accordance with Swedish law.

        In addition, with respect to the foregoing opinion we have relied as to certain matters or information obtained from officers of the Issuer and other sources believed by us to be reliable, and we have assumed that the Indenture has been duly authorised, executed and delivered by the Trustee, an assumption that we have not independently verified.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

        We assume no obligation to advise the addressee of any changes in the foregoing subsequent to the date set forth in the beginning of this opinion and this opinion speaks only as of that date and is based on the facts and circumstances as of that date.

Yours faithfully,

ADVOKATFIRMAN LINDAHL KB

Lars-Henrik Andersson	Petra Hedengran

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  Exhibit 5.2